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                                                                    Exhibit 10.4

                                LICENSE AGREEMENT

                                                                  August 4, 1998


LICENSOR:  VidKid Distribution, Inc.
           3100 N. 20th  Ct.
           Hollywood, FL 33019

LICENSEE:   Fast Forward Marketing, Inc.
            4553 Glencoe Avenue, Suite 300
            Marina del Rey, CA 90292

Licensor hereby grants to Licensee a license for the rights specified herein under the terms and conditions provided for below. In consideration of the mutual promises contained herein, the parties agree as follows:

PROGRAMS: Box Set of 5 Videos, each video will include 4 episodes, as listed on Exhibit A, attached hereto and made a part hereof.

RIGHTS LICENSED AND TERRITORY: Exclusive Video Rights in the U.S. As used herein, "Video Rights" shall mean the distribution of video cassettes through all mass merchants and related "rack jobbers", all retail chains and outlets, all direct marketing and catalog sales, premium sales, as well as any wholesale or retain accounts within the licensed territories not covered by the above descriptions. Licensor will retain the rights to all electronic media (i.e. JQVC, HSN, etc.), all direct print (i.e. NSI, Publishers Clearing House, etc.), all TV and direct response advertising.

TERM: 3 years, commencing August 1, 1998 and terminating July 31, 2001 for all programs. If Fast Forward Marketing accounts have not purchased Licensor product within 18 months, Licensor has the right to sell those accounts direct.

ROYALTIES: (a) Licensee shall pay Licensor $8.00 per Box Set sold, except for the accounts listed on Schedule "A". (b) Licensee shall pay to Licensor $6.00 per Box Set sold to the accounts listed on Schedule "A". (c) No payment shall be made on copies returned and on free promotional copies.

RESERVE: As a reserve against potential returns of Programs from the ultimate purchaser, FFM shall have the right to withhold from any payment owed to Licensor an

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amount reasonably related to anticipated returns up to twenty-five percent (25%)
of payment due in any accounting period. FFM shall use its reasonable efforts to liquidate the reserve fund on a rolling, accrual basis no more than one hundred and twenty (120) days after reserve was taken.

MASTER: One broadcast quality Master videotape in D2 format per Program and a protection master, without defects. The acceptability of each Master is subject to Licensee's reasonable approval as to technical suitability for home video distribution. If Licensee deems a Master unsuitable, Licensor agrees to promptly provide a satisfactory substitute until Licensee so reasonable approved. Any master not objected to within thirty (30) days shall be deemed approved. Title to the Masters shall be and remain vested in Licensor, subject to the right of Licensee to use the same for such reproduction and other purposes as are permitted by this Agreement. The Masters shall be returned to Licensor at the end of the term.

DELIVERY: The Master and Materials for the Box Sets, shall be delivered to Licensee at Licensor's sole expense within five (5) business days.

PACKAGING: Licensor will supply artwork, sample sleeves and promotional materials created for these programs during the three (3) year program. The following credit may be included by Licensee on the packaging and any other sale materials: "Distributed Exclusively by Fast Forward Marketing, Inc., Marina Del Rey, California.

Licensee agrees to place notice on all printed and advertising materials that Howdy Doody is a registered trademark of NBC. VidKid Distributing, Inc.; Realm Productions & Entertainment Company owns all copyrights to the videos.

PROMOTION: Licensee may use and authorize others to use the title(s); excerpts from each Program not to exceed 3 minutes in duration, the same, likeness, and all other pertinent information about the purpose(s) for publicizing and promoting each Program. Licensor shall approve all advertising and promotional materials; such approval not be unreasonably withheld and made within (1) business days. Failure to disapprove within said ten (10) business days shall be deemed an approval.

ACCOUNTING REPORT: (a) Licensee shall maintain complete books and records relating to its distribution of the Programs. A correct statement of Net Royalties due will be rendered to Licensor on a quarterly basis, with payments due thirty (30) days after each reporting period. Royalties shall be defined as gross Box Sets sold less returned Box Sets per each accounting period.

DUPLICATING: Licensee shall have the right to duplicate a reasonable number of

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copies of the Programs from the Masters to fulfill normal customer demands.
Licensor shall have the right to access the duplicator(s) to verify production quality and numbers. Licensor can purchase box sets from the duplicator, for resale to Licensor's exclusive accounts. Licensor will pay a 10% premium over Fast Forward's cost.

SELL-OFF PERIOD: Licensee shall have the right to sell-off any remaining videos for a period of six (6) months after the expiration of the Term (the "Sell-Off Period"). If all videos are not sold in the (6) months sell-off period, Licensor shall have the option to purchase Licensee's videos in excess of what is required to fulfill the balance of Licensee's customer's needs at Licensee's actual cost plus 10% shipping and handling charges. Licensee may withhold a reserve of up to 10% of sums due Licensor during the Sell-Off Period to be used against returns only, and such reserve shall be liquidated and paid to Licensor within sixty (60) days from the end of the Sell-Off Period.

OWNERSHIP: Licensor has all rights, title and interest including the copyrights in and to the Programs and Licensor's pre-existing home video packaging belong exclusively to Licensor, subject to the license herein granted.

LICENSOR'S WARRANTIES AND REPRESENTATIONS: Licensor warrants and represents that:

(a) it has the right to enter into and perform this Agreement and to grant the rights herein granted,

(b) it has secured and paid for, or prior to delivery of the Programs shall secure and pay for all rights, releases, clearances and licenses with respect to all elements contained in the programs.

(c) no claim or litigation is pending or threatened with respect to the Programs or any element contained therein; and

(d) neither the Programs nor the exercise by Licensee of the rights granted it hereunder will infringe upon or violate the privacy of or constitute a libel or slander against or violate any copyright, trademark, literary, artistic, dramatic, musical, or any other right, of any third party.

LICENSEE'S WARRANTS AND REPRESENTATIONS: Licensee represents and warrants that it has the right to enter into and perform this Agreement and that:

(a) it will comply with all governmental laws, rules and regulations relating to the

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manufacture and distribution of copies of the programs.

INDEMNITIES: Each party hereby agrees to indemnify, defend, and hold harmless the other, its officers, directors, agents and employee, from and against any and all claims, damages, liabilities, costs and expenses, including attorney's fees, arising out of or relating to the breach or alleged breach of any warranty, representation or agreement made by it herein.

TERMINATION: If either party breaches this Agreement, and in particular in the case of Licensee if Licensee fails to render statements and payments when due, in addition to any other rights of whatever nature which the non-breaching party may have at law or equity, such party may terminate this Agreement upon notice by registered mail. In that even, Licensee will render to Licensor an accounting accompanied by payment of any sums then due.

FORCE MAJEURE: If Licensor fails to deliver the Programs in accordance with its obligations hereunder because of "force majeure" (i.e., act of God, fire, labor dispute, riot or civil commotion, order or act of government, failure of technical facilities, war or other cause of similar nature beyond Licensor's control) then Licensor shall not be deemed to be in breach or violation of the Agreement and this Agreement shall be extended for a period of time equal to the continuance of the event of force majeure.

ARBITRATION: In the event of a dispute arising from this agreement, within sixty
(60) days from the date notice is given by one party to the other as to the existence of such a dispute, the parties agree to submit any such dispute to binding arbitration in accordance with the rules of any mutually agreed upon arbitrator (the "Rules"). Such arbitration shall be binding and final. The prevailing party shall be entitled to immediate payment of all costs incurred by such party in such dispute, including but not limited to, court costs and reasonable attorneys' fees. In agreeing to arbitration, the parties acknowledge that in the event of a dispute arising from this agreement, each party is giving up the right to have the dispute decided in a court of law before a judge or jury and instead is accepting the use of arbitration for resolution.

MISCELLANEOUS:

(a) Nothing herein shall be deemed to create any partnership or joint venture between the parties.

(b) Neither party may assign this Agreement without the prior written approval of the other party. Any assignment made without such approval shall be invalid.

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(c) This Agreement shall be governed by the laws of the State of Florida applicable to contracts made and wholly to be performed therein.

(d) The prevailing party in any dispute between the parties shall be entitled to recover its reasonable attorneys' fees and reasonable costs incurred in resolving the dispute in addition to any other relief obtained.

(e) This Agreement embraces the entire understanding between the parties, supersedes any prior oral and/or written agreements relating to the subject matter hereof and may not be altered or modified except in a writing signed by the parties. A waiver by either party of any breach or default by the other party may not be construed as a waiver of any other breach or default by such other party.

Accepted and Agreed to:

VIDKID DISTRIBUTION, INC. (Licensor)

By:                                              Date:
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FAST FORWARD MARKETING, INC. (Licensee)

By:                                              Date:
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